Exhibit 99.1
Important Notice of Blackout Period to Directors and Executive Officers of M/I Homes, Inc.

February 21, 2018

M/I Homes, Inc. (the “Company”) is changing the administrator of the M/I Homes 401(k) Profit Sharing Plan (the “Plan”) from ADP to Fidelity Investments. During the transition to the new administrator, participants in the Plan will be unable to direct or diversify investments in their individual accounts or obtain a loan or distribution from the Plan. This “blackout period” will begin at 4:00 p.m., Eastern Time, on March 23, 2018, and is expected to end during the week of April 29, 2018 (the “Blackout Period”).
The Sarbanes-Oxley Act of 2002 and Federal securities laws provide that, during the Blackout Period, all directors and executive officers of the Company are prohibited from engaging in any transaction in the Company’s common shares (including exercising stock options) or in any derivatives of the Company’s common shares, regardless of whether the director or executive officer participates in the Plan. As a director or executive officer, these prohibitions apply to you and to members of your immediate family who share your household, as well as to trusts, corporations and other entities whose share ownership may be attributed to you. While several narrow exceptions to this prohibition exist, you should not engage in any transaction without first confirming whether an exception is available.
If you engage in a transaction that violates these prohibitions, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.
If you have any questions regarding the Blackout Period, including the actual beginning and end dates of the Blackout Period, you may contact J. Thomas Mason, Executive Vice President and Chief Legal Officer, at (614) 418-8000 or in writing at 3 Easton Oval, Suite 500, Columbus, Ohio 43219.